Exhibit 99.1

PRESS RELEASE

For:	THE MACERICH COMPANY

Press Contact:

Arthur Coppola, President and Chief Executive Officer, or

Thomas O’Hern, Executive Vice President and

Chief Financial Officer

(310) 394-6000

or

Edward C. Coppola, Senior Executive Vice President and

Chief Investment Officer

(972) 385-9858

MACERICH ANNOUNCES AGREEMENT TO ACQUIRE VALLEY RIVER
CENTER - SUPER-REGIONAL MALL IN EUGENE, OREGON

Santa Monica, CA (1/12/06) - The Macerich Partnership, L.P., the operating partnership of The Macerich Company, (NYSE Symbol: MAC) today announced the agreement to acquire Valley River Center from the private real estate development and investment company Grosvenor.  The gross purchase price is $187.5 million.  The return on cost for the initial year of ownership is expected to be 6.6%.  Subject to customary closing conditions, closing is expected to be in early February.

Valley River Center is a 916,000 square foot super-regional mall anchored by Meier & Frank, Macy’s and JC Penney.  The mall includes 254,000 square feet of mall shop space and also includes a planned development of a Regal Cinema 15 screen stadium style theater complex.  Annual tenant sales per square foot are approximately $420. Macerich currently manages the mall.  Grosvenor will continue to own certain out parcels adjacent to the mall.

Grosvenor is a privately owned real estate development and investment company that has been active in North America for more than 50 years.  Grosvenor’s North American portfolio includes office, retail, industrial and residential properties. Internationally, Grosvenor has interests in properties with a total value of $20 billion, with operating companies in The Americas, the United Kingdom and Ireland, Continental Europe and the Australia/Asia Pacific region. For more information about Grosvenor, please visit the Grosvenor web site at: www.grosvenor.com.

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.  The Company is the sole general partner and owns an 82% ownership interest in The Macerich Partnership, L.P.  Macerich now owns approximately 79 million square feet of gross leaseable area consisting primarily of interests in 75 regional malls.  Additional information about The Macerich Company can be obtained from the Company’s web site at www.macerich.com.

Note:  This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected.  Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.

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